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                                                                   EXHIBIT 10.69
                        DEVELOPMENT MANAGEMENT AGREEMENT
                        --------------------------------

     THIS DEVELOPMENT MANAGEMENT AGREEMENT ("Agreement") made as of the _____ day of September, 1994, by and between ROSS DEVELOPMENT MANAGEMENT GROUP, INC., a Colorado corporation, (hereinafter called "Development Manager") and BIG O DEVELOPMENT, INC., a Colorado corporation, and BIG O TIRE, INC., a California corporation, jointly and severally (hereinafter collectively called "Owner").

     WHEREAS, the Owner is desirous of developing certain real property which it is in the process of acquiring (each parcel of real property is individually referred to herein as a "Site" and collectively as the "Sites") as is more particularly described in Exhibit A (as amended from time to time) attached hereto and incorporated herein by this reference. For purposes of this Agreement, the Owner has designated its responsibilities hereunder to Big O Tires, Inc. Franchise Approval Review Management Committee ("Farm Committee");

     WHEREAS, the Owner desires to develop each Site as a Big O Tire Store based on prototypical designs of Owner (each Site and all improvements to be constructed on each Site are each referred to as the "Project" and collectively referred to as the "Projects"); and

     WHEREAS the Owner desires to engage Development Manager to supervise the development and construction of the Projects on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed as follows:

     1. General Project Management Responsibilities. Development Manager shall be responsible for managing and supervising the development of each Project so that each Project is completed in accordance with (i) those certain designs for the Projects ("Project Design") of Owner, which initial Project Design (known as "Prototype I") is attached hereto and incorporated herein by this reference as Exhibit B; (ii) that certain budget for the Project ("Project Target Budget"), which initial Project Target Budget is attached hereto as Exhibit C and incorporated herein by this reference, approved by Owner (Exhibits A, B, and C are hereinafter collectively referred to as "Plan Documents"), as the Plan Documents or any of them shall be amended from time to time as hereinafter provided.

     The development and construction of each Project shall be accomplished serially, in phases, (each a Phase and collectively "Phases"), as defined below, and the Development Manager shall have the responsibilities set forth below as to each Phase. The commencement of the work of Development Manager for each Phase shall occur upon the execution of the Authorization to Proceed substantially in accordance with Exhibit D attached hereto; provided that an Authorization to Proceed is executed with respect to a Site by Owner. The amounts set forth on Exhibit C are estimates and will likely be adjusted on a Site by Site basis from

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time to time to reflect variations in acquisition costs and construction costs.
The Phases shall consist of the following:

          A. Phase A Work - Preliminary Due Diligence, Site Design and Budgeting. Development Manager shall, with respect to each site, commence the following activities:

              (1) Review
documentation submitted by Owner;

              (2) Review status of title including development restrictions imposed by private covenants and/or zoning, subdivision or similar ordinances;

              (3) Review (to the extent available) soils and environmental reports;

              (4) Preparation of site plan sketches showing proposed layout, parking configuration and adjacent streets in accordance with applicable requirements and restrictions;

              (5) Preparation of preliminary development budget;

              (6) Preparation of Phase A Summary Report of findings, including recommendation of Development Manager as to whether or not to proceed;

          B. Phase B - Architectural, Engineering Entitlements and Final GMP Budget. If Owner, after review of the Phase A Summary Report elects to proceed, Development Manager shall, upon receipt of a Phase B Authorization to Proceed, commence the following activities:

              (1) To the extent not previously accomplished, obtain a soils report;

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              (2) To the extent not previously accomplished, obtain a "Phase I"
environmental report of a Site from the seller of a Site;

              (3) Finalize the site plan for a Project;

              (4) Prepare Architectural/Engineering, Construction Documents and Bid Specifications in accordance with an approved site plan;

              (5) Prepare final budget;

              (6) Negotiate and execute contracts for construction (Guaranteed Maximum Price);

              (7) Negotiate contracts for acquisition of a Site; and

              (8) Prepare Phase B Summary Report of findings including recommendation of Development Manager as to whether or not to proceed.

          C. Phase C - Site Acquisition and Construction. If Owner, after review of the Phase B Summary Report, elects to proceed, Development Manager shall, upon receipt of a Phase C Authorization to Proceed, commence the following activities:

              (1) Acquire the Site in the name of the Owner at the price not in excess of that amount set forth in Exhibit C;

              (2) Obtain all required permits required for construction activities; and

              (3) Commence and complete construction.

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      2.  Controls.

          A. Development Manager shall establish and implement appropriate administrative and financial controls for the design and construction of each Project in accordance with the requirements set forth herein. Without limiting the foregoing, the Development Manager shall:

              (1) select all professionals to be utilized in the acquisition of a Site and the development of the Project, including, without limitation, architects, engineers, attorneys, contractors, and consultants in connection with the design and development of the Project (the "Project Team");

              (2) subject to paragraph 6D hereof, contract with the individuals comprising the Project Team, in Development Manager's own name, for completion of the Project in accordance with the Project Design, at costs not to exceed the Project Budget and within the time frame set forth in the Project Schedule, subject to paragraph 19 of this Agreement, and each such contract shall be in the name of Development Manager and include a provision that Owner is a third party beneficiary of such contract and that Owner shall have the right, in addition to Development Manager, to enforce such contract and exercise all remedies under such contract (all warranties under each contract shall be assigned to Owner);

              (3) coordinate and administer the activities of the Project Team;

              (4) perform all due diligence investigations related to a Site as Development Manager deems reasonably necessary;

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              (5) participate in conferences and render advice and assistance to aid in developing economical, efficient and desirable design and construction procedures;

              (6) review, approve for payment, and submit to the Owner for approval and payment of all certified applications for payments under any architectural agreement, or general contractor's agreement providing funds for the benefit of the Owner for the design or construction of the Project, which submittal shall be made on a monthly basis;

              (7) monitor and supervise compliance with all terms and conditions applicable to the Owner or the Project contained in any governmental permit or approval required or obtained for the lawful construction of the Project or in any insurance policy affecting or covering the Project;

              (8) furnish such consultation and advice relating to the Project as may be reasonably requested from time to time by the Owner;

              (9) keep the Owner fully informed on a regular basis, through the furnishing of reports for Farm Committee review, together with attendance at periodic meetings to discuss and review the status and the progress of the design and construction of each Project.

              (10) implement and review compliance of all of the Owner's instructions, requirements, and approvals and all agreements with the Project Team; and

              (11) file on behalf of Owner any notices of completion required or permitted to be filed upon the completion of

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any portion of the Project and take such customary and reasonable actions as may be required to supervise the obtaining of all certificates of occupancy or equivalent documents required to permit the occupancy of any portion of the Project.

          B. Development Manager shall use reasonable efforts to insure that the Project Architect ("Architect"), and the other qualified consultants inspect the progress of construction of the Project to verify, among other matters, that the construction is being carried out substantially in accordance with the Plan Documents and to have the Project Architect so certify in writing along with each construction draw request. In the event construction or such inspections are not being so carried out based upon Development Manager's own inspection of the Project or reports obtained from such Architect or consultants, Development Manager shall promptly notify the Owner and take appropriate action to minimize loss or delay in the construction of the Project and to protect Owner's right to enforce compliance with the Plan Documents and the respective agreements entered into with the members of the Project Team.

          C. Development Manager shall hire and retain, at the expense of Development Manager and as employees of Development Manager, and not as employees of the Owner, such personnel as may be required to properly perform Development Manager's functions hereunder. The compensation, retention and performance of Development Manager's employees shall be controlled exclusively by Development Manager, and Development Manager shall be responsible for complying with all laws and regulations affecting such

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employment, including the provisions of any benefits or compensation required by statute or contract. Development Manager, on behalf of itself and any employee, understands and agrees that it shall not be entitled to any of the rights and privileges established for Owner's employees, including, but not limited to, the following: retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation and sick pay, overtime pay, or any of them. Development Manager understands and agrees that Owner will not pay or withhold from the compensation paid to the Development Manager pursuant to this Agreement any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, Social Security, worker's compensation or any other withholding tax, insurance or payment pursuant to any law or governmental regulation, and all such payments as may be required by law are the sole responsibility of Development Manager. Owner shall have no responsibility for any of Development Manager's debts, liabilities or other obligations, or for the intentional, reckless or negligent acts or omissions of Development Manager or Development Manager's employees or agents.

          D. Development Manager shall manage, review and monitor the construction activities on the Project with regard to compliance with all applicable laws, ordinances, orders, rules, regulations and requirements (hereinafter called "Laws") of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction

                                       8
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in any applicable state, or any political subdivision thereof, or any other body exercising functions similar to those of any of the foregoing, or any insurance carriers providing any insurance coverage for the Owner or the Project or any part thereof. Development Manager retains the sole and absolute discretion in the manner and means of the construction of the Project, subject to the approved plans.

          E. Development Manager shall assemble and retain all contracts, agreements and other records and data as may be necessary to complete the Project and to carry out Development Manager's functions hereunder.

          F. Development Manager shall implement the decisions of the Owner made in connection with the design, development and construction of the Project and any policies and procedures relating thereto, and shall perform the other services and responsibilities of Development Manager which are set forth in this Agreement.

          G. Development Manager shall make sure that, before payments are made to general contractor, subcontractors, materialmen, laborers or suppliers for work done on the Project or for services or materials supplied to the Project, such contractors, materialmen, laborers and suppliers execute a lien waiver with respect to all work being paid for by Owner.

          H. Development Manager shall manage compliance of all contracts entered into with respect to the Project and, in the event of a material default under any such contract, Development

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Manager shall immediately notify Owner of such default and shall implement any appropriate enforcement action.

      3.  Construction.

          A. General Construction Covenants. In performing its duties hereunder (and without limitation upon the same), Development Manager shall:

              (1) manage, review, monitor and supervise all activities in connection with the Project so that: (a) construction and completion of the Project are in a good, workmanlike and substantial manner, free, to the actual knowledge of Development Manager after due investigation, from material defects;
(b) there will be no encroachment onto adjoining land or onto any easements; and
(c) the Project will have adequate water supply, storm and sanitary sewage facilities, telephone, electricity, fire protection, and means of ingress and egress to and from public highways or areas of shopping centers or similar developments and any other required public utilities for the Project as verified in writing by the supplier of such utilities in accordance with the approved plans. Development Manager shall promptly notify Owner of any problems with the foregoing items.

          B. Commencement and Completion Dates. Development Manager shall use its reasonable efforts to cause commencement and completion of the Project in accordance with the Project Schedule, subject to paragraph 19 of this Agreement and if the Project Schedule is not being adhered to, the Development Manager shall

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take appropriate action to rectify the problem after consultation with Owner.

          C. Completion Evidence. Development Manager shall use its reasonable efforts to cause to be delivered the following items to the Owner on or before the date on which the Project shall be substantially completed (and shall otherwise deliver the same as soon thereafter as is possible): (1) a certificate from the Project Architect, addressed to the Owner and certifying substantial completion in accordance of a Project; (2) certificates of occupancy relating to a Project; (3) complete as-built plans and specifications for a Project showing all the utilities and improvements; (4) detailed schedules showing the percentage breakdown of the cost of construction to the components of the Project; and (5) evidence that (a) all necessary utility services for the Project are available and are fully operational, and (b) all work and materials incorporated into the Project have been fully paid for and mechanics lien waivers have been obtained from the general contractor, all subcontractors, materialmen, and suppliers who have performed work on or supplied materials or services to the Project.

          D. Costs of Construction. The fixed and variable costs and expenses of the acquisition of a Site and the construction and completion of the Projects shall be borne by the Owner (collectively the "Costs"). From time to time during the development and construction of the improvements for a Project, not more than one (1) time per month, Development Manager shall submit

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to Owner a request for advance (the "Advance Request"), executed by both the
General Contractor or Construction Manager and by the Project Architect, as updated from time to time in the form of Exhibit E, detailing the nature and amount of work and materials furnished to the date of the Advance Request, including identification of the parties furnishing such work and the materials, supporting invoices and mechanic's lien waivers from each such party. Upon receipt of the Advance Request, together with the support documentation set forth above, the Owner shall disburse to Development Manager the amounts set forth in the Advance Request within three (3) business days of receipt of the Advance Request. Development Manager shall not be deemed to be in default hereunder or to be responsible to the extent a default hereunder is caused by the Owner's failure to provide the funds to pay for the costs and expenses incurred in the construction and completion of the Project or to take any other action required of Development Manager under this Agreement. Owner shall indemnify and hold Development Manager harmless from any loss, damage, cost, or expense, including reasonable attorneys' fees, arising out of the failure to timely fund a Draw Request.

          E. Security for Costs of Construction. In order to secure Owner's obligations hereunder to pay the Costs, Owner shall:

              (1) Deliver to Development Manager a clean irrevocable letter of credit issued by a financial institution reasonably acceptable to Development Manager pursuant to the following terms:

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          (i) Owner shall tender to Development Manager a letter of credit (the
"Letter of Credit") in an amount equal to 33 1/3% of the aggregate Costs for all approved Projects (excluding the cost of any land acquisition), but no less than Five Hundred Thousand Dollars ($500,000.00) at any time. The face amount of the Letter of Credit will be adjusted from time to time in accordance with the customary procedures of the issuer of the Letter of Credit to comply with the requirements of this subsection.

          (ii) In the event that Owner fails to timely pay an Advance Request, Development Manager may one (1) day after notice to Owner, draw upon the Letter of Credit from time to time in an amount necessary to fund an Advance Request.

          (iii) Owner agrees not to interfere in any way with payment to Development Manager of the proceeds of the Letter of Credit either prior to or following presentment by Development Manager of the appropriate documents to draw upon the Letter of Credit. Owner shall be liable to Development Manager for any loss suffered by Development Manager as a result of such interference, and Owner agrees that it may be enjoined from interfering or attempting to interfere, directly or indirectly, with Development Manager's negotiation of the letter of credit.

      4. Warranties. Development Manager shall obtain customary warranties from all Contractors and Suppliers and shall cause all warranties and guaranties supplied by any party, including, but not limited to, the general contractor, subcontractors and manufacturers on those appliances and fixtures installed in or on

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the Project which shall run in favor of and be enforceable by the Owner and
Development Manager.

      5.  Accounts and Records.

          A. Development Manager, on behalf of the Owner, shall keep or cause to be kept by the contractors all construction books of account and other records for the Project as customarily maintained, including, but not limited to, records relating to the costs of construction and construction advances. All accounts and records relating to a Project, including all correspondence, shall be Owner's property and shall be delivered to the Owner upon demand without charge therefor or upon completion of a Project.

          B. Records and accounts shall be maintained on a basis reasonably determined by the Owner and shall be sufficient to permit the preparation therefrom of financial statements in accordance with generally accepted accounting principles and shall be adequate to provide the Owner with all financial information as may be needed by the Owner.

          C. All books and records prepared or maintained by Development Manager shall be kept and maintained at all times at the principal place of business of Development Manager and shall be available for and subject to audit, inspection and copying by the Owner, and any representative or auditor therefor or supervisory or regulatory authority during ordinary business hours.

      6.  Insurance.

          A. Development Manager shall cause to be obtained and maintained at all times until final completion of construction of

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the Project, general public liability insurance, in an amount not less than
$2,000,000.00 covering claims for personal injury, including, but not limited to, bodily injury, or property damage. Such insurance shall include contractual liability, broad form property damage and personal injury (including, but not limited to, bodily injury), covering the Development Manager's performance of all work or services at or from the Project. Such policy shall also include coverage thereunder, for bodily injury liability and property damage liability, and automobile insurance on any owned or non-owned, hired or leased automotive equipment used in furthering completion of any services or work.

          B. In addition to the insurance coverage for the Project and the Owner required to be maintained by Development Manager pursuant to subparagraph A, at all times during the term of this Agreement, Development Manager shall, at its own cost and expense, secure and maintain workers' compensation insurance and employer's liability insurance covering all persons employed by Development Manager in connection with the Project and with respect to whom death or bodily injury claims could be asserted in an amount not less than the minimum amount required to be carried as liability insurance pursuant to subparagraph A hereof.

          C. All insurance provided for in this paragraph shall be effected under valid, enforceable policies issued by insurers of recognized responsibility and shall be subject to the approval of the Owner. Development Manager shall furnish to the Owner, immediately upon execution hereof and thereafter prior to

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expiration of each policy during the term of this Agreement, a certificate or certificates evidencing the above insurance, such certificates shall name each of the Additional Insureds, as hereinafter defined as additional insureds thereunder. Development Manager shall immediately notify the Owner in the event that any of its insurance carriers cancel or modify any of such insurance, and shall also notify (and shall cause such insurance policies to provide for notice to) the Owner at least thirty (30) days prior to changing insurance carriers or cancellation of any policy; provided that the notification hereinabove required shall not relieve Development Manager of its obligation to maintain continuously in effect the types and amounts of insurance specified above.

      7. Owner Approvals. Notwithstanding any provisions of this Agreement, Development Manager shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, enter into any agreement or incur any obligation with respect to any of the following matters unless and until the same have been approved by the Owner in writing:

          A. Any proposed material change in the plans and specifications of a Project therefor as previously approved by the Owner, or in the cost thereof, or any other change which would materially affect the design, cost, value or quality of the Project.

          B. Any expenditure or incurrence of any obligation which, when added to any other expenditures, exceeds the Project Budget.

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      8.  Fees.

          A. Development Manager shall be paid as its compensation pursuant to this Agreement ("Development Manager's Fee") a fee of $25,000.00 per Project as follows:

              (1) The Development Manager's Fee shall be disbursed from time to time as part of an Advance Request;

              (2) Upon commencement of the Phase A work, Owner shall pay Development Manager a fee of $1,000.00;

              (3) Upon commencement of the Phase B work, Owner shall pay Development Manager a fee of $9,000.

              (4) Provided the Phase C activities are authorized, the balance of Development Manager's fee shall be paid in three (3) monthly installments of $5,000.00 each.

      9.  Duration and Termination.    Unless sooner terminated as provided
herein, this Agreement shall remain in effect until the final completion date of the Projects and payment of all sums to be paid under a Project Budget to third parties.

      10. Independent Contractor. In performing its services hereunder, Development Manager shall be an independent contractor and not an employee, agent, or partner of the Owner.

      11. Ownership of Information and Materials. Development Manager shall, upon completion of Development Manager's services or any sooner termination of this Agreement, deliver to the Owner all written data and information generated by or for Development Manager in connection with the Project or supplied to Development Manager by the Owner, or any of the Contractors and Suppliers, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Project and the Owner shall have the right to use the same without further compensation to Development Manager. Such data and information and all such documents shall at all times be the property of the Owner. Development Manager agrees, for itself and all persons retained or employed by Development Manager in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of the Owner heretofore or hereafter disclosed to Development Manager or any such persons designated as such by the Owner, including, but not limited to, any data, information, plans, programs, processes, equipment, costs, operations or customers which may come within the knowledge of Development Manager or any such persons in the performance of, or as a result of, its services.

      12. Authority of Development Manager. Development Manager shall have no right or authority, express or implied, to commit or otherwise obligate the Owner in any manner whatsoever except to the extent specifically provided herein. Development Manager shall have no right or interest in the Project, nor any claim or lien with respect thereto, arising out of this Agreement or the performance of its services.

      13. Licenses. Development Manager shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by Development Manager of its services. Further, Development Manager shall verify that all of

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the Contractors and Suppliers have obtained and maintain all licenses required for the performance of their duties on the Project, and Development Manager shall take appropriate action within its ability to cause such Contractors and Suppliers to obtain such licenses in the event such licenses are not held or maintained.

      14. Survival; Further Instruments. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the completion of the Project and other transactions hereunder and any and all performances hereunder. All warranties and representations shall be effective regardless of any investigation made or which could have been made. Each party will, whenever and as often as it shall be requested to do so by the other, cause to be executed, acknowledged and delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

      15. Miscellaneous. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. Time is of the essence of each provision of this Agreement; however, if any action is required to be taken hereunder, or any event is required to occur hereunder, within a time period the last day of which is a non-business day (i.e., a Saturday, a Sunday or a national holiday), then such time period shall be deemed to be extended to the immediately following business day. Paragraph headings shall not be used in construing this Agreement. If any party obtains a judgment against any other party by reason of breach of this Agreement, a reasonable attorneys' fee as fixed by the court shall be included in such judgment. Except as herein expressly provided, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by any other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

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

      16. Successors and Assigns. Development Manager may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Owner (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder). No consent to such transfer or assignment shall be construed as a consent to any other transfer or assignment. No transfer or assignment in violation of the provisions hereof shall be enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. In the event the rights and obligations of a party shall be transferred and assigned as permitted hereunder or pursuant to the consent of the other party, such transferee and assignee will be substituted in place of such assignor in the documents, agreements and items herein provided, and it shall be entitled to the benefit of and may enforce the covenants, representations and warranties hereunder.

      17. Notices. Any notice which a party is required or may desire to give the other shall be in writing and may be personally delivered or given by United States registered or certified mail, return receipt requested, addressed as follows: to Development Manager, Cyrus A. Hackstaff, III, Executive Vice-President, Ross Development Management Group, Inc., 730 17th Street, Suite 500, Denver, Colorado 80202; if to the Owner, Big O Development, Inc., 11755 E. Peakview, Englewood, Colorado 80111. Any notice so given by United States mail shall be deemed to have been given on the third (3rd) day after the same is deposited in the United States mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice not given by registered or certified mail shall be deemed given upon receipt of the same by the party to whom the same is to be given.

      18. Confidentiality. Development Manager agrees to keep all matters with respect to the Project, including the terms of this Agreement, strictly confidential and shall not disclose such matters except as required by law or except as necessary or appropriate for the development of the Project, and except to persons having a confidential relationship with Development Manager such as attorneys or accountants, without the prior written approval of Owner. Development Manager shall be entitled, however, to announce its appointment as the development manager for the Projects.

      19. Force Majeure. Whenever there is, provided in this Agreement, a time limitation for performance by Development Manager or Owner of any obligation of such party under this Agreement, the time provided for shall be extended for as long as and to the extent that delay in compliance with such limitation is due to an act of God, governmental control or other factors beyond the reasonable control of such party.

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

      20. Limited Liability. Except as to matters involving negligence or misconduct by Development Manager as to which no limit of liability shall apply, Development Manager's liability hereunder for damages, actual, punitive or consequential, arising from its acts or omissions under this Agreement, shall be limited to the amount payable hereunder plus costs and attorneys' fees incurred by Owner in pursuing such claim.(*)

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
                                    DEVELOPMENT MANAGER:

                              ROSS DEVELOPMENT MANAGEMENT GROUP,
                              INC., a Colorado corporation


                                  /s/ Richard McClintock
                              By:______________________________________

                                   President
                              Its:_____________________________________


                                    OWNER:

                              BIG O DEVELOPMENT, INC., a Colorado corporation


                                  /s/ Ronald Lautzenheiser
                              By:______________________________________

                                   Vice President Business Development
                              Its:_____________________________________


                              BIG O TIRES, INC., a Nevada corporation


                                  /s/ John B. Adams
                              By:______________________________________

                                   Executive V. P.
                              Its:_____________________________________

(*) Notwithstanding the foregoing, with respect to claims against Development Manager related to claimed defects in construction or materials, Development Manager's liability shall be limited to the liability contained in the warranties of the general contractor and/or construction manager engaged by Development Manager for a Project, and only for the warranty period set forth in their respective agreements with Development Manager (collectively, "Contractor Agreements"). Any claim for such defects must be asserted against Development Manager within the period set forth in such Contractor Agreements and in no event later than three (3) years after such defect (whether latent or patent) arose.



                                      23a

                                   EXHIBIT A
                                   ---------

                   Sites/Project in Process Between Big O Tire
                  and Ross Development Management Group, Inc.

                                   EXHIBIT B
                                   ---------

                  [Project Design - Elevation - Appears Here]

                 [Project Design - Floor Plan - Appears Here]

             [Project Design - Equipment Locations - Appears Here]

                                   EXHIBIT C
                                   ---------

                             Project Target Budget
            Big O Tire and Ross Development Management Group, Inc.

            [Description of Fixed Costs made up of Hard and Soft Costs as well as variable Costs made up of Land Acquisition and site works and Big O Loan and Administrative Charges - Appears Here]

                                   EXHIBIT D
                                   ---------


                           Authorization to Proceed
            Big O Tire and Ross Development Management Group, Inc.

    [Authorization sheet to Proceed as to Phases A, B and C - Appears here]

                Exhibit E Project and Construction Draw Format
            Big O Tire and Ross Development Management Group. Inc.

      [Construction Draws as to Project Phases A, B, and C Appears Here]

                   APPLICATION AND CERTIFICATION FOR PAYMENT


             [Contractor's Application for Payment - Appears Here]